Consent of Independent Auditors

The Board of Directors
NetObjects, Inc. and Subsidiaries:

We consent to incorporation herein by reference of our report dated November 5, 1999, relating to the consolidated balance sheets of NetObjects, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1999, and related financial statement schedule, which report appears in the September 30, 1999 annual report on Form 10-K/A of NetObjects, Inc.

Mountain View,  California
March 21, 2000